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                                                                EXHIBIT 9(a)(11)


FOR IMMEDIATE RELEASE:      December 15, 1997

CONTACT: Robert G. Seega    508-389-2178 (days)
                            508-949-1796 (evenings)
                            seega@neesnet.com (electronic mail)

NEW ENGLAND ELECTRIC SYSTEM ANNOUNCES
EXPIRATION OF OFFER TO PURCHASE
PREFERRED STOCK OF SUBSIDIARIES


         Westborough, MA . . . . New England Electric System (NYSE:NES)
announced that its offer to purchase any and all shares of preferred stock of New England Power Company (NEP), Massachusetts Electric Company (Mass. Electric), and The Narragansett Electric Company (Narragansett) expired on Friday, December 12, 1997. The settlement date is expected to be Friday, December 19, 1997.

         The following table outlines the preliminary results of the offer to purchase and the purchase price to be received by tendering shareowners on the anticipated settlement date.

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
                                                  Approximate
                                                   Number of
                                                     Shares            Price per
New England Power Company                           Tendered              Share
-------------------------                           --------              -----
$100 par value
     Dividend Series Preferred Stock
         4.56% Series                                86,350            $  90.30
         4.60% Series                                43,574            $  91.09
         4.64% Series                                40,250            $  91.88
         6.08% Series                                64,021            $ 103.34
     Cumulative Preferred Stock
         6%                                          55,660            $ 116.50

     The total number of NEP preferred shares tendered represents 73.1% of the total outstanding shares of NEP preferred stock.

                                         Approximate
                                          Number of
                                             Shares               Price per
Massachusetts Electric Company             Tendered                 Share*
------------------------------             --------                 ------
$100 par value
     Dividend Series Preferred Stock
         4.44% Series                       47,034                 $ 87.92
         4.76% Series                       47,470                 $ 94.26
         6.99% Series                      146,000                 $120.73
$25 par value
     Preferred Stock - Cumulative
         6.84% Series                      407,439                 $ 27.00

*plus accrued dividends


         The total number of Mass. Electric preferred shares tendered represents 68.2% of the total outstanding shares of Mass. Electric preferred stock.

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
                                           Approximate
                                            Number of
                                              Shares           Price per
The Narragansett Electric Company            Tendered            Share*
---------------------------------            --------            ------
$50 par value
     Cumulative Preferred Stock
         4.50% Series                        128,425             $42.86
         4.64% Series                         88,504             $45.94
         6.95% Series                        254,950             $60.25

*plus accrued dividends


         The total number of Narragansett preferred shares tendered represents 64.6% of the total outstanding shares of Narragansett preferred stock. The actual number of shares tendered for purchase of each of the companies will depend on the final report of the depositary and subsequent confirmation of proper delivery.

         In addition, special meetings of preferred shareholders of NEP, Mass. Electric, and Narragansett were held on Friday, December 12, 1997 at which amendments to NEP's and Mass. Electric's By-Laws and Articles of Incorporation, and Narragansett's Preferred Stock Provisions (together, the Provisions) were passed by more than the necessary two-thirds majority of each of the companies' preferred shareholders which removed from the Provisions a limitation on each companies' ability to issue unsecured debt without the prior approval of the preferred shareholders. These amendments increase the financial flexibility of and better prepare NEP, Mass. Electric and Narragansett to face the challenges of a competitive electric industry.

         Merrill Lynch acted as Dealer Manager for the tender offers.

New England Electric system, a public utility holding company headquartered in Westborough, Massachusetts, serves more than 1.3 million homes and businesses in three states. Retail subsidiaries include: Massachusetts Electric Company, serving 959,000 customers in 146 communities; The Narragansett Electric Company, serving 330,000 customers in 27 Rhode Island communities; Granite State Electric Company, serving 36,000 customers in 21 New Hampshire communities; and Nantucket Electric Company, serving 8,000 customers on Nantucket Island (Massachusetts). New England Power Company, NEES's wholesale generation and transmission subsidiary, owns and operates 20 generating stations.